                                 LABOR AGREEMENT



                                     BETWEEN

                             SERTA MATTRESS COMPANY

                                       AND

                             TEAMSTERS LOCAL NO. 313

               INTERNATIONAL BROTHERHOOD OF TEAMSTERS, CHAUFFEURS,
                       WAREHOUSEMEN AND HELPERS OF AMERICA









                       NOVEMBER 1, 1994 - NOVEMBER 1, 1998

                                   1998 - 2002

This Agreement made and entered into between SERTA WEST, INC. for its facility located in Puyallup, Washington, (hereinafter referred to as the "Employer") and LOCAL UNION NO. 313, INTERNATIONAL BROTHERHOOD OF TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN AND HELPERS OF AMERICA, (hereinafter referred to as the "Union"). This Agreement effective as of November 1, 1998 and to extend to November 1, 2002.


ARTICLE 1         RECOGNITION - UNION SECURITY

1.01 The Employer recognizes the Local Union as the sole collective bargaining agent for all employees of the Employer employed in job classifications covered by this Agreement.

1.02 All employees who are members of the Union on the effective date of this Agreement shall maintain their membership in good standing in the Union as a condition of continued employment. All employees covered by this Agreement who are not members of the Union on the effective date of this Agreement and all new employees hereinafter employed, shall become and remain members in good standing in Local Union No. 313, as a condition of continued employment on or after the 31st day following the beginning of their employment or the effective date of this Agreement, whichever is the later.

1.03 The Union shall indemnify the Employer and hold it harmless against any and all suits, claims, demands and liabilities that arise out of or by reason of any action taken by the Employer for the purpose of complying with the provisions of Article 1 when such action is taken as a result of a written request or demand by the Union.


ARTICLE 2         DISCIPLINE

2.01 The Employer may discharge or suspend any employee for just cause, but no employee shall be discharged or suspended unless a written warning notice shall previously have been given to such employee of a complaint against him concerning his work or conduct within ten (10) days of the date of the violation, and, if such written warning notice is not given to the employee and sent to the Union within ten (10) days of such violation, the warning notice shall be null and void. No such prior warning notice shall be necessary if the cause for discharge or suspension is dishonesty, drinking related to his employment, gross misconduct, recklessness, or carrying unauthorized passengers.


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
         Warning notices shall be void for purposes of further disciplinary action after eighteen (18) months from the date issued, provided the employee has not been issued other warning notices during the eighteen
         (18) month period.

2.02 The complaint specified in such prior warning notice shall be for the same type of misconduct as the cause for discharge or suspension. A copy of such warning notice shall be sent to Local Union No. 313 at the time it is given to the employee.

2.03 Any employee may request an investigation of his discharge or suspension or any warning notice, and the Union shall have the right to protest any such discharge, suspension, or warning notice. Any such protest shall be presented to the Employer in writing within ten (10) calendar days after the discharge, suspension, or warning notice and, if not presented within such period, the right of protest shall be waived. A copy of such protest shall be given to the Employer and shall be referred immediately to Article 10 of this Agreement.

2.04 The Employer shall give to a discharged employee a written notice of termination and at the same time send a copy to the local Union.


ARTICLE 3         DISCRIMINATION

3.01 No workman shall be discharged or discriminated against for upholding Union principles, and any man working under the instruction of the Union or who serves on a committee shall not be discharged or be discriminated against for that reason.

3.02 It shall not be a violation of this Agreement or cause for discharge for any employee to refuse to cross a lawful primary picket line as recognized by Teamsters Local No. 313 in the performance of his duties.

3.03 The Employer and Union agree that there shall be no discrimination because of race, sex, color, age, religious creed, national origin, ancestry, or handicap.

3.04 Nothing in this Agreement shall prevent the Union and Employer from fulfilling their respective responsibilities, if any, under the Americans with Disabilities Act and the Family Medical Leave Act.




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
ARTICLE 4         HOLIDAYS

4.01 The following days shall be considered as holidays, and regular employees who have worked eighty (80) hours in thirty (30) days prior to these holidays shall be paid for holidays listed regardless of the day on which they fall, provided the employee works his full scheduled shift before the holiday and his full scheduled shift after the holiday or is excused by mutual consent: New Year's Day, Washington's Birthday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Day After Thanksgiving, Day Before Christmas, and Christmas Day.

4.02 All employees who work on a holiday shall, in addition to the regular day's pay provided for above, receive time and one-half (1 1/2) pay for actual hours worked, with a minimum guarantee of four (4) hours. Such time worked shall be included in the workweek when computing the hours on which overtime is to be paid. If a holiday falls during an employee's vacation period, an additional day will be granted or paid for.


ARTICLE 5         HOURS OF WORK - OVERTIME PREMIUMS

5.01 Five consecutive days of eight (8) hours each, Monday through Friday, shall constitute the workweek. All work performed before 5:00 a.m. and after 6:00 p.m., unless worked as part of a regular shift, shall be paid at the overtime rate. When an employee is required to remain out of town on Saturday and/or Sunday but is not actively engaged in driving, such time shall be considered standby time and the employee shall be compensated at the straight time hourly rate for up to a maximum of eight (8) hours per day. Standby time to be computed and paid beginning at 8:00 a.m. and running continuously up to eight (8) hours.

5.02 Time and one-half (1 1/2) shall be paid for all work performed in excess of eight (8) hours per day. In computing overtime, hours worked shall be rounded off to the nearest quarter hour.

5.03 All Saturday work shall be paid for at the rate of time and one-half (1 1/2). All Sunday work shall be paid for at double time (2x). Extra employees shall not be employed on Saturday to deprive regular employees of Saturday overtime.

5.04 Regular employees, when ordered to report to work, shall be guaranteed four (4) hours' work or pay.

5.05 Any employee who has been employed for a period of ninety (90) days and has averaged three (3) days per week (or equivalent hours), and continues to average eighty (80) hours per month shall be considered a regular employee and shall receive the benefits of a regular employee.

5.06 Holiday, vacation and overtime pay shall include shift premium. The employee's rate of pay in effect at the time of holiday or vacation shall be paid.

5.07 A second shift premium of seventeen and one-half cents (17 1/2 (cents)) per hour shall be paid for all regularly scheduled second shift work, and a third shift premium of twenty-seven and one-half cents (27 1/2 (cents)) per hour shall be paid for all regularly scheduled third shift work.

5.08 An employee who requires medical treatment due to an injury related to employment shall be paid for the remainder of the shift on the day of the injury to a maximum of eight (8) hours at the straight time hourly rate of pay if directed by a physician to not return to work. Medical certification by the physician is required in order to receive compensation under this provision.


ARTICLE 6         CLASSIFICATIONS - RATES OF PAY

6.01     The wage scales are attached hereto in the Wage Supplement.

6.02 When a driver makes a trip which necessitates his being away from home overnight, the Employer shall compensate him for reasonable meal and lodging expenses, subject to paid receipts.


ARTICLE 7         HEALTH AND WELFARE

7.01 The Employer agrees to contribute on behalf of eligible employees to the Washington Teamsters Welfare Trust Fund for benefit plans as listed.

         -   Vision                     -       $ 11.35
         -   Dental Plan E              -       $ 43.10
         -   *Medical Plan WT400        -       $251.55

         * Effective February 1, 1999 on January hours the Employer agrees to contribute an additional $12.50 per month for enhance Time Loss benefits and 12 months extended coverage when disabled.

7.02     During the term of the Labor Agreement (November 1, 1998 - October 31,
         2002), the Employer agrees to pay up to an additional sixty nine dollars and twenty cents ($69.20) per month on behalf of each eligible employee if such increase is required by the Trustees in order to fund plan benefits identified in paragraph 7.01 of this article.

7.03 Newly hired employees shall become eligible for contributions on their behalf on the first of the month following a three (3) consecutive months waiting period provided they were compensated a minimum of eighty (80) hours in the immediate prior month. Thereafter, contributions shall be made on behalf of each employee performing work covered by this Agreement who was compensated for eighty (80) hours or more in the prior month.

7.04 The Employer and Union agree to be bound by the terms and provisions of the Trust Agreements and accept, as their representatives, the Trustees serving on the Board of Trustees and their duly appointed successors.

ARTICLE 8         PENSION

8.01 For the term of the Agreement, the Employer shall pay into the Western Conference of Teamsters' Pension Trust Fund on account of each employee performing work covered by this Agreement a basic contribution and an additional contribution in order to provide the Program for Enhanced Early Retirement (PEER 84).

8.02 Effective December 1, 1998 on November hours, the contribution to the Pension Trust shall be increased to one dollar and ninety nine cents ($1.99) per compensable hour as the basic contribution plus an additional thirteen cents ($.13) for PEER. The total contribution rate of two dollars and twelve cents ($2.12) per compensable hour shall not exceed three hundred sixty six dollars and seventy six cents ($366.76) per month.

8.03 Effective December 1, 1999 on November hours, the contribution to the Pension Trust shall be increased to two dollars and eighteen cents ($2.18) per compensable hour as the basic contribution plus an additional fourteen cents ($.14) for PEER. The total contribution rate of two dollars and thirty two cents ($2.32) per compensable hour shall not exceed four hundred one dollars and thirty six cents ($401.36) per month.

8.04 Effective December 1, 2000 on November hours, the contribution to the Pension Trust shall be increased to two dollars and thirty seven cents ($2.37) per compensable hour as the basic contribution plus an additional fifteen cents ($.15) for PEER. The total contribution rate of two dollars and fifty two cents

         ($2.52) per compensable hour shall not exceed four hundred thirty five dollars and ninety six cents ($435.96) per month.

8.05 Effective December 1, 2001 on November hours, the contribution to the Pension Trust shall be increased to two dollars and fifty five cents ($2.55) per compensable hour as the basic contribution plus an additional seventeen cents ($.17) for PEER. The total contribution rate of two dollars and seventy two cents ($2.72) per compensable hour shall not exceed four hundred seventy dollars and fifty six cents ($470.56) per month.

8.06 It is understood that the PEER contributions will not be taken into consideration for benefit accrual purposes under the Pension Plan. Also, the PEER rate must always be a 6.5% of the basic pension rate and may not be decreased nor discontinued unless directed by the Pension Trustees.

8.07 The total amount due for each calendar month shall be remitted in a lump sum not later than ten (10) days after the last business day of such month. The Employer agrees to abide by such rules as may be established by the Trustees of said Trust Fund to facilitate the determination of the hours for which contributions are due, the prompt and orderly collection of such amounts, and the accurate reporting and recording of such amounts paid on account of each member of the bargaining unit. Failure to make all payments herein provided for within the time specified shall be a breach of this Agreement. Economic action may be taken by the Union after ninety (90) days' delinquency.

8.08 The parties agree that because the Trustees of the Fund will rely on the execution of this Agreement to restore or not to reduce benefits to retiring employees as indicated above, this Agreement may not be modified, terminated, or rescinded by the parties, directly or indirectly, without the express written consent of the Trustees.

8.09 In the event the Employer fails to make the monetary contributions required by this Article of this Agreement, the Employer shall be notified by the Union and shall have five (5) days within which to attempt to secure payment of the amount due. If payment is not made by the Employer before the end of such five (5) day period, the Union shall be free to take any economic action against the Employer it deems necessary, and such action shall not be considered a violation of this Agreement.

ARTICLE 9         VACATIONS

9.01 Regular employees who have been with the Employer for one (1) year or more shall receive one week's vacation with pay; those with three (3) or more years of service shall receive two (2) weeks' vacation with pay; and those with ten (10) years or more service shall receive three
         (3) weeks' vacation with pay. (Upon


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
         employee's anniversary date following November 1, 1998 increase vacation benefit to two (2) weeks vacation after two (2) years.)

9.02 Vacations shall be scheduled in accordance with seniority with the understanding that in the case of employees entitled to three (3) weeks' vacation, not less than two (2) weeks shall be scheduled consecutively in accordance with seniority, and the remaining earned vacation time by mutual agreement between Employer and employee.

9.03 The vacation period shall be April 1 to October 1 unless otherwise mutually agreed to between Employer and employee.

9.04     All regular employees shall receive pro-rated vacations after the first
         (1st) year of service at the rate of one-twelfth (1/12th) of the determined vacation pay for each month of service.

ARTICLE 10        GRIEVANCE AND ARBITRATION

10.01      Purpose
           It is the intent and purpose of this article, which shall be available to both the Union and the Employer to provide for the presentation and equitable adjustment of grievances. A grievance is defined as a dispute involving the interpretation or application of the provisions of this Agreement that arises during the term of the Agreement. It is the intent of the parties that the following procedures shall be the exclusive remedy for resolving disputes as herein defined.

10.02 The Union shall not be required to process an employee's grievance if, in the Union's opinion, the grievance lacks merit. The Union shall be the exclusive representative of the employee with respect to the processing, disposition and/or settlement of any grievance including hearings and final decisions of arbitrators.

10.03      Grievance Procedure

           Step 1:
           Any grievance arising under this Agreement must be presented first by the grievant to the Operations Manager within ten (10) calendar days after the occurrence of the event causing the grievance. The Operations Manager shall give an answer to the grievant within seven
           (7) calendar days after his discussion with the grievant. If the Operations Manager's decision is not appealed in writing by the grievant within seven (7) calendar days of the grievant's receipt of the Operations Manager's answer, the grievance will be considered settled on the basis of the Operations Manager's decision and shall not be eligible for further appeal.


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
           Step 2:
           Grievances filed in this second step shall be in writing on forms furnished by the Union and shall be dated and signed by the grievant and shop steward. Such grievance forms shall be presented to the Operations Manager or his designee. Such grievances shall be discussed in an attempt of settlement at a mutually convenient time within seven (7) calendar days after presentation to the Operations Manager or his designee. The Operations Manager or his designee will provide the Employer's written settlement position to the Union within seven (7) calendar days of the conclusion of the Step 2 meeting. If the decision by the Operations Manager or his designee is not appealed to the next step by the Union in writing within ten (10) calendar days of receipt of the Employer's Step 2 answer, the grievance shall be considered settled on the basis of the Operations Manager or his designee's decision and shall not be eligible for further appeal.

           Step 3:
           The Operations Manager or his designee shall, within ten (10) calendar days after receipt of the appeal from Step 2, confer with the Secretary-Treasurer of the Union or his designee in an attempt to settle the same. After such discussion, the Operations Manager or his designee shall render his decision in writing to the Secretary-Treasurer of the Union within ten (10) calendar days. If such a decision is unsatisfactory to the Union, the Union may, by written notice served on the Employer within twenty (20) calendar days from receipt by such decision, appeal the grievance to arbitration as hereinafter provided. If the decision in this step is not appealed to arbitration as stated above, the grievance shall be considered settled on the basis of the Operations Manager's decision and shall not be eligible for further appeal.

           Step 4:
           A grievance appealed from Step 3 shall be submitted to an arbitrator whose decision shall be final. The parties shall appeal to the Federal Mediation and Conciliation Service for a panel of seven (7) names. If the parties cannot agree upon one of the individuals named in the panel submitted, the Employer and the Union shall strike names alternately until one (1) name remains and he/she shall be the arbitrator. The arbitrator shall not have the power to alter or amend the terms of this Agreement, and the cost of said arbitration proceeding shall be borne equally by the Employer and the Union.

10.04 If an employee or the Union fails to process a grievance within the time limits set forth above and the procedure is not waived by mutual agreement, that grievance shall be deemed waived and such failure shall bar any future action thereon. If the Employer fails to respond within the time limits described, unless the procedure is waived by mutual agreement, the grievance shall be considered automatically advanced to the next step in the Grievance Procedure.

10.05 Any dispute as to procedure shall be heard and decided by the arbitrator prior to any hearing on the merits of a grievance. Any dismissal of a grievance by the arbitrator, whether on the merits or on procedural grounds, shall bar any further arbitration.


ARTICLE 11        STRIKES

11.01 It is further agreed that there shall be no strikes of any kind by Local No. 313 or its members during the Agreement.


ARTICLE 12        CLOTHING

12.01 In the event the Employer elects to provide uniforms, failure to wear the uniform shall not be cause for disciplinary action.


ARTICLE 13        DEATH IN FAMILY

13.01 If a regular employee covered by this contract suffers a death in the immediate family, such employee shall receive three (3) days off with pay, or pay in lieu thereof, on the basis of his regular straight-time pay for eight (8) hours, providing the employee attends the funeral. Immediate family shall be defined as a wife, husband, son, daughter, step children residing in the home, mother, father, brother, sister, grandchildren and grandparents residing within the United States.


ARTICLE 14        JURY DUTY

14.01 When a regular employee covered by this Agreement is called upon for jury service in any municipal, county, state, or federal court, he shall advise the Employer upon receipt of such call, and if taken from his work for such service, shall be reimbursed up to a maximum of eighty (80) hours in a calendar year; for


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
         any loss of wages while actually performing such service; provided he exhibits to the Employer his properly endorsed check and permits the Employer to copy the check or voucher he received for such service. The amount the employee shall be reimbursed shall be determined by subtracting the amount he received for such service from the amount he would have earned at his regular straight hourly rate during the regular working hours he missed while performing such service.


ARTICLE 15        SENIORITY

15.01 After three (3) months' service, and provided the employee is qualified to perform the work involved, length of service shall prevail in layoff and recall of regular employees. In the event of layoff, the last regular employee laid off shall be the first rehired. Seniority shall be broken only by justifiable discharge, voluntary quit, or being off the active payroll for any reason in excess of six (6) consecutive months. By mutual agreement between the Union and the Employer, additional time away from work without loss of seniority may be granted upon request by the employee.


ARTICLE 16        MOONLIGHTING

16.01 The Employer shall not employ under this Agreement any person who is regularly employed full-time elsewhere. It shall also be cause for discharge for any employee covered under this Agreement to accept and continue other part-time or full-time employment.


ARTICLE 17        EXTRA AGREEMENTS

17.01 The Employer agrees not to enter into any agreement or contract with his employees which in any way conflicts with the terms and provisions of this Agreement. Such agreements shall be null and void.


ARTICLE 18        PAYROLL INSPECTION

18.01 The Union shall have the right, when it deems there is a violation of this Agreement, to check the Local No. 313 bargaining unit payroll records in regard to wages, pension, health and welfare or any other cost of fringe items, including overtime pay. If the Employer refuses, the Union is free to take any economic action against such Employer it deems necessary, and such action shall not be considered a violation of this Agreement.



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
ARTICLE 19        EQUIPMENT - SAFETY

19.01 All equipment shall be equipped in accordance with Safety Standards as established by the State of Washington or Interstate Commerce Commission regulations where they apply.

19.02 Adequate heaters and adequate defrosters and large mirrors will be installed in the cabs and on the cabs of all trucks and tractors put in regular service after April 1, 1966. The Employer agrees to make a reasonable and practicable effort to provide such equipment in all other units now in service and keep them in good working order.


ARTICLE 20        BULLETIN BOARDS


20.01 The Employer agrees to provide suitable space for the Union to use a Bulletin Board. Postings by the Union on such boards are to be confined to official business of the Union. When furnished by the Union, a copy of the Health and Welfare and Pension transmittals shall be posted by the Employer on the Union Bulletin Board.


ARTICLE 21        OVERLOADING

21.01 In the event a driver loses his driver's license solely for the reason of overloading, the Employer shall be responsible for all fines and all wages lost because of the overload.


ARTICLE 22        SEPARABILITY & SAVINGS

22.01 If any article or section of this Agreement or any Riders thereto should be held invalid by operation by law, or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any article or section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and of any Rider thereto, or the application of such article or section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

22.02 In the event that any article or section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations upon the request of either party for the purpose of arriving at a mutually satisfactorily replacement for such article or section during the period of invalidity or restraint. If the parties do not agree on a mutually satisfactorily replacement within sixty (60) days after the beginning of the period of invalidity or restraint, either party shall be permitted all legal or economic recourse in support of its demands notwithstanding any provision in this Agreement to the contrary.


ARTICLE 23        DURATION

23.01 This Agreement shall be in effect until November 1, 2002 and will automatically renew itself from year to year thereafter unless either party shall serve written notice at least sixty (60) days prior to the expiration date of any year of a desire to amend or terminate the Agreement.


Signed at Puyallup, Washington this __________ day of _______________, 1999.


Serta Mattress Company                           Teamsters Local No. 313



/S/ Tom Sparks                                   /S/ Patrick E. Swanson
____________________________                     _______________________________
Tom Sparks                                       Patrick E. Swanson
Operations Manager                               Secretary-Treasurer

                                 WAGE SUPPLEMENT



TRUCK DRIVERS                11/01/98   11/01/99   11/01/00   11/01/01
-------------                --------   --------   --------   --------

1st 500 Hours Worked (70%)    $10.42     $10.59     $10.77     $10.98

2nd 500 Hours Worked (80%)     11.90      12.10      12.30      12.54

3rd 500 Hours Worked (90%)     13.39      13.62      13.84      14.11

Thereafter:                   $14.88     $15.13     $15.38     $15.68

                             LETTER OF UNDERSTANDING
                                 BY AND BETWEEN
                             TEAMSTER LOCAL NO. 313
                                       AND
                             SERTA MATTRESS COMPANY


It is the intent of the Union and Employer that the company maintain its present practices by attempting to utilize its employees prior to contracting work out, giving first consideration to factors such as availability of regular employees and equipment, cost and delivery schedules.

In the event the Employer desires to reduce or cease operating its own delivery fleet, it shall provide the Union with thirty (30) days' prior notification in order to provide the Union with an opportunity to meet and confer. The Employer shall give consideration to alternatives presented by the Union prior to reaching a final decision.

Signed and dated this ________ day of _____________ , 1999.


Serta Mattress Company                           Teamsters Local No. 313



/S/ Tom Sparks                                   /S/ Patrick E. Swanson
____________________________                     _______________________________
Tom Sparks                                       Patrick E. Swanson
Operations Manager                               Secretary - Treasurer